Exhibit 23.3

Consent of Ryder Scott Company, L.P.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 for Jagged Peak Energy Inc. of our report dated February 10, 2017, with respect to the estimates of reserves and future net revenues of Jagged Peak Energy LLC as of December 31, 2016, which is included as an exhibit to Jagged Peak Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, and information and data extracted therefrom. We further consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 and the related prospectus.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado
February 21, 2018